EXHIBIT 99.1

Vitran Promotes Fayaz Suleman to Chief Financial Officer

TORONTO, Sept. 15, 2011 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American LTL transportation and supply chain firm, today announced that effective September 29, 2011, the Company's Corporate Controller Fayaz Suleman will succeed Vice President of Finance and Chief Financial Officer Sean Washchuk who has accepted the position of Chief Financial Officer of a global company specializing in labeling solutions and specialty packaging.

Mr. Suleman has been with Vitran for nine years and has worked closely with Sean as our Corporate Controller for the past seven years. Fayaz graduated from Wilfrid Laurier University with an Honors Degree in Business Administration, and gained his public accounting experience and CA designation at KPMG LLP.

Commenting on Mr. Suleman's appointment, Mr. Gaetz stated, "We are once again very fortunate to have such a capable individual internally who can seamlessly transition into the Chief Financial Officer position, as he has been a dedicated and valuable member of the Vitran finance team for the last nine years. I am extremely excited to work with Fayaz in the months and years ahead and would like to thank Sean for his contribution and wish him success in his new endeavors."

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws.  Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus",  "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: Richard Gaetz, President/CEO
         Vitran Corporation Inc.
         416/596-7664